UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 23, 2014

Community Choice Financial Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-35537	45-1536453
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7001 Post Rd, STE 200
Dublin OH 43016
(Address of principal executive offices) (Zip code)

614-798-5900
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of

Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2014, Chad M. Streff, Senior Vice President, Chief Compliance Officer, and Chief Information Officer, of Community Choice Financial Inc. (the “Company”) announced his retirement effective June 30, 2014.  Mr. Streff’s retirement comes after more than twelve years of very distinguished service to the Company during which time he served in a broad variety of roles.

In order to ensure a seamless transition and a continued business relationship, on June 20, 2014, the Company entered into a consulting agreement (the “Consulting Agreement”) with Mr. Streff. The Consulting Agreement provides for an hourly rate of compensation of $395 for various services that Mr. Streff provides to the Company, and is subject to certain termination rights.   The Consulting Agreement contains covenants providing for continued assistance with respect to certain matters, the continued applicability of Mr. Streff’s confidentiality, non-competition and non-solicitation obligations, and certain indemnification obligations of Mr. Streff.  The Consulting Agreement further provides that the Company may, in the future, grant additional equity awards to Mr. Streff and the Company will reimburse Mr. Streff for certain expenses.   Mr. Streff’s unvested incentive and equity awards will generally be governed by the terms and conditions of the applicable plans and award agreements, which the Company expects to amend to permit exercise and vesting of such awards so long as Mr. Streff remains a consultant.  Mr. Streff will receive his accrued vacation and vested amounts payable under the Company’s benefit plans in accordance with the terms of such plans and applicable law.

The description of the Consulting Agreement contained in this Form 8-K is not intended to be complete, and is qualified in its entirety by reference to the complete text of the Consulting Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

99.1 Consulting agreement dated June 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Choice Financial Inc

Dated: June 23, 2014	By:	/s/ Michael Durbin
Michael Durbin
Chief Financial Officer